EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Appointment of William Albrecht to Board of Directors
TULSA, OK - February 21, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced the appointment of William Albrecht to the Company's Board of Directors (the "Board"). His appointment as an independent director and as a member of the Board's Compensation and Nominating and Corporate Governance committees was effective February 20, 2020.
Mr. Albrecht brings insight from more than 40 years of experience in the oil and gas industry, including multiple executive leadership roles, to Laredo's Board. He most recently served as Executive Chairman of the Board of Directors of California Resources Corporation ("CRC"). Prior experience includes multiple positions at Occidental Petroleum where he had broad supervision of the exploration and production business as Vice President of Occidental Petroleum, President of Oxy Oil & Gas, Americas and President of Oxy Oil & Gas, USA. Earlier in his career, Mr. Albrecht was an executive at EOG Resources and an engineer for Tenneco Oil Company.
Mr. Albrecht currently serves as a member of the Board of Directors of several publicly traded energy companies, including as Chairman of the Board of CRC and as a member of the Boards of Halliburton and Valaris. Additionally, he is a National Association of Corporate Directors Board Leadership Fellow. His educational background includes a Bachelor of Science from the United States Military Academy and a Master of Science from the University of Southern California.
"We are fortunate to add someone as accomplished as Bill to our Board," stated Jason Pigott, President and CEO. "His extensive industry background and experience on multiple Boards will provide invaluable insight to the Company as we continue to focus on our strategy, including targeting accretive acquisitions, to improve corporate returns and drive consistent Free Cash Flow generation."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com